Exhibit 10.1

FIRST BANK

SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

Effective March 1, 2019

FIRST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is effective as of the 1st day of March, 2019. This Plan formalizes the agreements by and between First Bank (the “Bank”), a state chartered commercial bank with its principal place of business in Strasburg, Virginia, and one or more key employees, hereinafter referred to as “Executive(s)”, who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Supplemental Executive Retirement Plan Participation Agreement (“Participation Agreement”) in a form provided by the Bank. This Plan is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under such Section and all sections of the Plan shall be construed in a manner consistent with such intent.

W I T N E S S E T H :

WHEREAS, Executive(s) are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Supplemental Executive Retirement Plan which controls all issues relating to the supplemental benefits as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and Executive(s) agree as follows:

ARTICLE I
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means, with respect to an Executive, that portion of the Normal Retirement Benefit which is expensed and accrued under generally accepted accounting principles (GAAP).

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Bank and/or its Board, provided, however, the Board can designate a committee of the Board (“Committee”) as the Administrator.

1.4	“Bank” means First Bank and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations under this Plan by operation of law or otherwise.

1.5
“Beneficiary” means the person or persons (and, if applicable, their heirs) designated by an Executive as the beneficiary to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Plan Administrator. If no Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If Executive’s Spouse is not living at the time of Executive’s death or dies during the Payout Period, then the Children of Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate will be deemed the Beneficiary.

1.6	“Benefit Eligibility Date” shall be the date on which Executive is entitled to commencement of the benefit.

(a)
In the event of the benefit payable to an Executive (i) who attains Normal Retirement Age or Early Retirement Age, (ii) who has a voluntary or Involuntary Separation from Service prior to Normal Retirement Age or Early Retirement Age, if applicable, (other than due to death or Disability) or (iii) has a Separation from Service within two (2) years following a Change in Control, the Benefit Eligibility Date is the first day of the month following Executive’s Separation from Service, subject to Section 1.6(e) below.

(b)
In the event of the Survivor’s Benefit payable under Section 3.3(a), the Benefit Eligibility Date is the first day of the month which is no less than 15 and no more than 45 days following Executive’s death.

(c)
In the event of Executive’s death following Separation from Service but prior to commencement of payments, the Benefit Eligibility Date will be the earlier of (i) the date on which Executive would have received the benefit if living, or (ii) the first day of the month which is no less than 15 days and no more than 45 days following Executive’s death.

(d)
In the event an Executive is determined to have become Disabled while employed, the Disability Benefit shall be payable on the first day of the month which is no less than 15 and no more than 45 days following the date Executive is determined to have become Disabled.

(e)
Notwithstanding anything in this Section 1.6 to the contrary, if Executive is a Specified Employee of a publicly traded company (including a company traded on the pink sheets or over-the-counter) and the payment(s) are due to Executive’s

Separation from Service (other than due to death or Disability), then the Benefit Eligibility Date shall be the first day of the seventh month following Separation from Service (if later than the date otherwise specified as the Benefit Eligibility Date).

1.7	“Board” or “Board of Directors” shall mean the Board of Directors of the Bank, unless specifically noted otherwise.

1.8
“Cause” shall mean (i) conduct that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of Executive’s duties; (ii) the conviction (from which no appeal may be, or is, timely taken) by Executive of a felony; (iii) initiation of suspension or removal proceedings against Executive by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation of federal or state banking laws or regulations; or (v) Executive’s refusal to perform a duly authorized directive of the Bank’s Board of Director’s, provided, that such directive is not inconsistent with a Participant’s employment agreement (if any).

1.9
A “Change in Control” of the Company or the Bank (for purposes of this definition only, the term “Company” shall include the Bank) shall mean (1) a change in ownership of the Company under paragraph (a) below, or (2) a change in effective control of the Company under paragraph (b) below, or (3) a change in the ownership of a substantial portion of the assets of the Company under paragraph (c) below:

(a)
Change in the ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(b)
Change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by

Directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable to a corporation where a majority shareholder of the Company is another corporation.

(c)
Change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d)
For purposes of this definition, persons purchasing at the same time as the result of an initial public offering or secondary offering shall not be deemed to be “acting as a group.” For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.10
“Change in Control Benefit” means the benefit payable to Executive under Section 3.4 hereof due to Separation from Service on or within two (2) years after a Change in Control. The Change in Control Benefit is equal to the present value of the Normal Retirement Benefit payable at Normal Retirement Age, discounted (using the Interest Factor) to the date of Separation from Service and then, unless a Participant has elected a lump sum distribution in the Participation Agreement, annuitized (using the Interest Factor) and payable over 180 months.

1.11
“Children” means Executive’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.12	“Code” means the Internal Revenue Code of 1986, as amended.

1.13	“Company” means First National Corporation, the parent corporation of the Bank, which owns 100% of the shares of the Bank.

1.14	A determination that an Executive has become “Disabled” (or has suffered a “Disability”) will occur when Executive:

(a)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or

(b)	has been determined to be Disabled by the Social Security Administration.

1.15	“Disability Benefit” means the Executive’s Accrued Benefit, payable in accordance with Section 3.6 hereof in the event Executive suffers a Disability while employed.

1.16
“Early Retirement Age” means the Early Retirement Age, if any, specified in an Executive’s Participation Agreement. If no Early Retirement Age is specified, Executive is not entitled to an Early Retirement Benefit.

1.17
“Early Retirement Benefit” means an annual amount payable commencing at Executive’s Early Retirement Age, if any, equal to the amount set forth in Executive’s Participation Agreement. The Early Retirement Benefit shall be equal to the Executive’s Accrued Benefit, annuitized (using the Interest Factor) and payable in 180 monthly installments throughout the Payout Period.

1.18	“Effective Date” of this Plan shall be March 1, 2019.

1.19	“Estate” means the estate of Executive.

1.20	“Executive” means the executive officer who has been selected and approved by the Board to participate in the Plan.

1.21	[Reserved]

1.22
“Interest Factor,” unless specifically designated otherwise in this Section or in another Section of this Plan, means monthly compounding or discounting, as applicable, at six percent (6%). For purposes of determining the discounted present value of the amount necessary (i) to contribute to a rabbi trust to fund Executive’s benefit in the event of a Change in Control, the Interest Factor shall mean 120% of the applicable federal rate (AFR) as determined under Code Section 1274(d), compounded semi-annually.

1.23	“Involuntary Separation from Service” is a Separation from Service that is not voluntary on the part of Executive, other than a Separation from Service for Cause or due to death or Disability.

1.24
“Normal Retirement Age” means the age specified in Executive’s Participation Agreement. If no Normal Retirement Age is specified in Executive’s Participation Agreement, the Normal Retirement Age shall be age 65.

1.25
“Normal Retirement Benefit” means an annual amount payable commencing at Executive’s Normal Retirement Age equal to the amount set forth in Executive’s Participation Agreement. The Normal Retirement Benefit shall be payable in monthly installments throughout the Payout Period. If Executive retires on or within the calendar month in which the Executive reaches Normal Retirement Age, the Normal Retirement Benefit shall equal the dollar amount set forth in the Executive’s Participation Agreement. If Executive retires after the calendar month in which the Executive reaches Normal Retirement Age, Executive’s

Normal Retirement Benefit shall be increased by the Interest Factor, compounded monthly until the month in which the Executive retires.

1.26
“Participation Agreement” means the Supplemental Executive Retirement Plan Participation Agreement between Executive and the Bank which sets forth the particulars of the supplemental benefits to which Executive or Executive’s Beneficiary become entitled under the Plan.

1.27
“Payout Period” means the time frame during which the Normal Retirement Benefit, Early Retirement Benefit, benefit on voluntary or Involuntary Separation from Service, Disability Benefit, Change in Control Benefit or Survivor’s Benefit payable hereunder shall be distributed. The Payout Period shall be either:

(a)
One Hundred Eighty (180) monthly installments. If Executive is a Specified Employee of a publicly traded company and the payments are due to Executive’s Separation from Service (other than due to Executive’s death or Disability), then the Payout Period shall commence on the first day of the seventh month following Executive’s Separation from Service. The payments that otherwise would have been received from the date of Separation from Service to the Specified Employee’s Benefit Eligibility Date shall be aggregated and shall be paid on the same date as the initial payment (e.g., on the first day of the seventh month) and all remaining payment shall be made as otherwise scheduled.

(b)	a single lump sum distribution.

(c)
In the event of Executive’s death after Separation from Service but before payments have commenced, the benefit attributable to Executive shall be paid to Executive’s Beneficiary over the Payout Period that such benefit would have been paid to Executive, provided, however, that such payment shall commence on the Benefit Eligibility Date set forth in Section 1.6(c). In the event of Executive’s death following Separation from Service after payments have commenced but before the payments have been completed, the Payout Period shall be the remaining period for which the benefit would have been paid to Executive.

(d)	For purposes of Code Section 409A, the payments due hereunder shall be deemed a single payment.

1.28	“Plan Year” shall mean the period from January 1 to December 31 of each year.

1.29
“Separation from Service” (or “Separated from Service”) means Executive’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which Executive performed services for the Bank). The determination of whether an Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.30
“Specified Employee” means an Executive who also satisfies the definition of “key employee” as such term is defined in Code Section 416(i) (without regard to paragraph (5) thereof). In the event an Executive is a Specified Employee, no distribution shall be made to such Executive upon Separation from Service prior to the date which is six (6) months following Separation from Service.

1.31
“Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and such individual have entered into a formal separation agreement (provided that such separation agreement does not provide otherwise or state that such individual is entitled to a portion of the benefit hereunder) or initiated divorce proceedings.

1.32
“Survivor’s Benefit” means, if death occurs prior to Separation from Service, an annual amount payable to the Beneficiary in monthly installments, in accordance with Section 3.3(a). If an Executive dies after Separation from Service but before commencement of benefits, the Survivor’s Benefit shall be equal to the benefit to which Executive is then entitled (and shall be paid in the same form as it would have been paid to Executive had he lived) in accordance with Section 3.3(b). If a benefit has commenced to be paid to Executive before Executive’s death, the Beneficiary shall be entitled to the remaining payments then due as the Survivor’s Benefit in accordance with Section 3.3(c).

ARTICLE II
ESTABLISHMENT OF RABBI TRUST

The Bank shall establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to Executives and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s) shall be at least equal to the discounted present value of all benefit obligations under this Plan, if any, less: (i) previous contributions made on behalf of Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions. In the event of a Change in Control, the Bank shall transfer to the rabbi trust within thirty (30) days prior to such Change in Control, the discounted present value (applying the Interest Factor applicable to a Change in Control) of an amount sufficient to fully fund the Normal Retirement Benefit for each Executive covered by this Plan.

ARTICLE III
BENEFITS

3.1	Retirement Benefit Payable on Separation from Service after Normal Retirement Age or Early Retirement Age.

If Executive has a Separation from Service with the Bank after reaching his Normal Retirement Age, or if Executive is entitled to an Early Retirement Benefit after his Early Retirement Age, Executive shall be entitled to the Normal Retirement Benefit or Early Retirement Benefit, as applicable. Such benefit shall commence on Executive’s Benefit Eligibility Date specified in Section 1.6(a) hereof and shall be payable over the Payout Period specified in Section 1.27(a) hereof.

3.2	Voluntary or Involuntary Separation from Service Before Normal Retirement Age.

If Executive has a voluntary or Involuntary Separation from Service prior to the attainment of Normal Retirement Age or Early Retirement Age (other than due to death, Disability or a Change in Control), Executive shall be entitled to Executive’s Accrued Benefit. Such benefit shall commence on Executive’s Benefit Eligibility Date specified in Section 1.6(a) hereof and shall be payable over the Payout Period specified in Section 1.27(b) hereof.

3.3	Survivor’s Benefit/Death Benefit.

(a)
If Executive dies prior to Separation from Service, Executive’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence on the Benefit Eligibility Date in Section 1.6(b) and shall be payable in monthly installments throughout the Payout Period set forth in Section 1.27(a).

(b)
If Executive dies following Separation from Service, but prior to the commencement of benefit payments to Executive, Executive’s Beneficiary shall be entitled to payment of the amount otherwise payable to Executive under the applicable Section of this Article III, commencing on the Benefit Eligibility Date set forth in Section 1.6(c) payable over the Payout Period specified in Section 1.27(c) hereof.

(c)	If Executive dies following Separation from Service after the commencement of benefit payments to Executive, if all such payments have not been paid prior to

Executive’s death, Executive’s Beneficiary shall be entitled to the remaining payments then due to Executive under this Article III and Executive’s Participation Agreement in the same form of benefit and for the remainder of the Payout Period as provided in Section 1.27(c) as if Executive had lived.

3.4
Benefit Payable on Separation from Service within Two Years Following a Change in Control. In the event a Change in Control occurs and Executive has a Separation from Service at the time of the Change in Control or within two (2) years thereafter, Executive shall be entitled to the Change in Control Benefit payable commencing on the Benefit Eligibility Date specified in Section 1.6(a). Unless another Payout Period is specified in Executive’s Participation Agreement, the Payout Period shall be as specified in Section 1.27(a) hereof.

3.5	Termination for Cause. If Executive is terminated for Cause, all benefits under this Plan shall be forfeited by Executive and Executive’s participation in this Plan shall become null and void.

3.6
Disability Benefit. Notwithstanding any other provision hereof, if Executive suffers a Disability prior to Normal Retirement Age (or if Executive would have been entitled to an Early Retirement Benefit, prior to Early Retirement Age), Executive shall be entitled to receive the Disability Benefit hereunder, commencing on the Benefit Eligibility Date set forth in Section 1.6(d) hereof and payable over the Payout Period set forth in Section 1.27(b).

3.7
Benefits Subject to Compliance with Noncompete Covenant. The receipt or continuation of an Executive’s benefit shall be conditioned on the Executive’s compliance with the noncompete requirement of Section 7.16 hereof.

ARTICLE IV
BENEFICIARY DESIGNATION

Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of the Participation Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Participation Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

ARTICLE V
EXECUTIVE’S RIGHT TO ASSETS:
ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE VI
ACT PROVISIONS

6.1
Named Fiduciary and Administrator. The Bank shall be the Named Fiduciary and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2
Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to Executive (or to his Beneficiary in the case of Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan or the Participation Agreement upon which the denial is based, and any additional material or information necessary for such claimants to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Participation Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Participation Agreement upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this Section.

ARTICLE VII
MISCELLANEOUS

7.1
No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

7.2
State Law. The Plan is established under, and will be construed according to, the laws of the State of Virginia, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

7.3
Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

7.4
Incapacity of Recipient. In the event Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

7.5
Unclaimed Benefit. Executive shall keep the Bank informed of his or her current address and the current address of his Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

7.6
Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

7.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

7.8
Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

7.9
Suicide. Notwithstanding anything to the contrary in this Plan, if an Executive’s death results from suicide, whether sane or insane, within twenty-six (26) months after the execution of his Participation Agreement, the maximum benefit payable to Executive’s Beneficiary will be Executive’s Accrued Benefit at the time of his or her death.

7.10	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

7.11
Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.12	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

7.13
12 U.S.C. § 1828(k). Any payments made to Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

7.14
Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.15
Successors to the Company and/or the Bank. The Company or the Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Company or the Bank would be required to perform it if no such succession had taken place.

7.16
Benefit Subject to Noncompete Requirement. An Executive’s benefit under this Plan shall be conditioned on and subject to his agreeing to comply with the provisions of this Section 7.16. For a period of twenty-four (24) months following his Separation from Service or for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of breach by Executive, whichever is later, Executive covenants and agrees that he will not, directly or indirectly, either as a principal, agent, executive, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a twenty-five (25) mile straight-line radius of any office operated by the Company or the Bank on the date Executive’s employment terminates (or, in the event the Executive’s termination occurs within two years after a Change in Control, within a 25 mile straight line radius of any office operated by the Company or the Bank on the day immediately prior to a Change in Control); or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Company or the Bank to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Company, the Bank or their subsidiaries and affiliates. As used in this Plan, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Company or the Bank on the date that Executive’s employment terminates. Failure of Executive to comply with the foregoing provisions of this Section 7.16, within thirty (30) days after written notice from the Bank of such failure shall result in the forfeiture of the benefits provided under this Plan.

The parties intend that this noncompete covenant shall be enforceable against Executive regardless of the reason that his employment by the Company may terminate. In the event Executive’s employment terminates within twenty-four months following a Change in Control, the Company and the Bank (or their successor(s)) shall have this non-compete covenant valued by an independent appraiser skilled in valuing such agreements and the value thereof shall be ascribed to the payment of any additional amount paid as part of the Change in Control benefit under Section 3.4 (i.e., any amount in excess of the Accrued Benefit to which Executive is otherwise entitled).

7.17	Legal Fees. In the event that Executive retains legal counsel to enforce any of the terms of the Plan, the Bank will pay his legal fees and related expenses reasonably incurred by him,

but only if Executive prevails in an action seeking legal and/or equitable relief against the Bank. In the event the Bank is required to retain legal counsel to enforce the terms of Section 7.16, Executive agrees to pay or reimburse to the Bank (or its successor) the legal fees incurred to enforce the noncompete covenant if the Bank (or its successor) prevails in the action to enforce the noncompete.

ARTICLE VIII
AMENDMENT/TERMINATION

8.1
This Plan may be amended or modified at any time, in whole or part, with the mutual written consent of each affected Executive and the Bank, provided however, that if less than all Executives participating in the Plan consent to an amendment, the Plan may be amended with respect only to the consenting Executives. Notwithstanding anything to the contrary herein, the Plan may be amended to the extent necessary to comply with existing tax laws or changes to existing tax laws.

8.2	Termination of Plan.

(a)
Partial Termination. The Board may partially terminate the Plan by freezing future accruals if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank, provided, however, the Plan may not be partially terminated following a Change in Control unless Executive consents.

(b)
Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to Executive his benefit as if Executive had terminated employment as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)
The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the Accrued Benefit is included in Executive’s (or Beneficiary’s) gross income (and paid to Executive or Beneficiary) in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)
The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control or within twelve (12) months following a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts payable under the terminated arrangements within 12 months of the date of the termination of the arrangements. Following the termination of the Plan, the amount payable to Executive shall be the discounted present value of the Normal Retirement Benefit set forth in Executive’s Participation Agreement.

(iii)
The Board may terminate the Plan at any time provided that (i) the termination does not occur proximate to a downturn in the financial health of the Bank or Company, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if Executive covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangement (e.g., Executive’s Accrued Benefit); (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE IX
EXECUTION

9.1
This Plan (together with the Participation Agreement for each Executive) sets forth the entire understanding of the Bank and Executive with respect to the transactions contemplated hereby, and any previous agreements or understandings between them regarding the subject matter hereof are merged into and superseded by this Plan and the Participation Agreements.

9.2	This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the 15th day of March, 2019, effective as of the day and date first above written.

ATTEST:	FIRST BANK

By:
Title: